UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 18, 2012

Sorrento Therapeutics, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-52228	33-0344842
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6042 Cornerstone Ct. West, Suite B, San Diego, California		92121
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	858-210-3700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On October 18, 2012, Sorrento Therapeutics, Inc. (the "Company") and Henry Ji, Ph.D., the Company’s President and Chief Executive Officer, entered into the first amendment (the "Ji Employment Amendment") to the employment agreement dated as of September 21, 2012. The Ji Employment Amendment is effective as of September 21, 2012.

Under the Ji Employment Amendment, Dr. Ji’s initial annual base salary will be $262,500, which amount will be subject to increase each year at the discretion of the board of directors (the "Board") or an authorized committee thereof. Dr. Ji will also be eligible to participate in an annual incentive program established by the Board. Dr. Ji’s target annual incentive compensation under such incentive program will be 60% of his then-applicable annual base salary. The annual bonus payable under the annual incentive program will be based on the achievement of individual and Company performance goals to be determined in good faith by the Board or an authorized committee of the Board.

The foregoing description of the Ji Employment Amendment does not purport to be complete and is qualified in its entirety by the Ji Employment Amendment, a copy of which the Company intends to file with its Quarterly Report on Form 10-Q for the quarter ending September 30, 2012.

(e) On October 18, 2012, the Company and Richard G. Vincent, the Company’s Chief Financial Officer, entered into the first amendment (the "Vincent Employment Amendment") to the employment agreement dated as of September 21, 2012. The Vincent Employment Amendment is effective as of September 21, 2012.

Under the Vincent Employment Amendment, Mr. Vincent’s initial annual base salary will be $280,000, which amount will be subject to increase each year at the discretion of the Board or an authorized committee thereof.

The foregoing description of the Vincent Employment Amendment does not purport to be complete and is qualified in its entirety by the Vincent Employment Amendment, a copy of which the Company intends to file with its Quarterly Report on Form 10-Q for the quarter ending September 30, 2012.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sorrento Therapeutics, Inc.

October 18, 2012	By:	Henry Ji

Name: Henry Ji
Title: President & CEO